PRICING SUPPLEMENT                                         File No. 333-109802
-------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated November 26, 2003)
Pricing Supplement Number: 2372


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

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
Principal Amount:         $359,000,000                                 Original Issue Date:              March 18, 2004

CUSIP Number:             59018YTH4                                    Stated Maturity Date:             March 19, 2007

Issue Price:              100%

Interest Calculation:                                                  Day Count Convention:
--------------------                                                   --------------------
| x |  Regular Floating Rate Note                                      | x |  Actual/360
|   |  Inverse Floating Rate Note                                      |   |  30/360
        (Fixed Interest Rate):                                         |   |  Actual/Actual


Interest Rate Basis:
-------------------
| x |  LIBOR                                                           |   |  Commercial Paper Rate
|   |  CMT Rate                                                        |   |  Eleventh District Cost of Funds Rate
|   |  Prime Rate                                                      |   |  CD Rate
|   |  Federal Funds Rate                                              |   |  Other (see attached)
|   |  Treasury Rate
 Designated CMT Page:                                               Designated LIBOR Page:
                CMT Moneyline Telerate Page:                                  LIBOR MoneylineTelerate Page: 3750
                                                                                       LIBOR Reuters Page:

Index Maturity:           Three Months                                 Minimum Interest Rate:            Not Applicable


Spread:                   +0.125%                                      Maximum Interest Rate:            Not Applicable

Initial Interest Rate:    Calculated as if the Original Issue          Spread Multiplier:                Not Applicable
                          Date was an Interest Reset Date
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
Interest Reset Dates:     Quarterly, on the 19th of March, June, September and December, commencing on
                          June 19, 2004, subject to modified following Business Day convention.


Interest Payment Dates:   Quarterly, on the 19th of March, June, September and December, commencing on
                          June 19, 2004, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:     The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:    The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                     The Notes are being issued in fully registered book-entry form.

Trustee:                  JPMorgan Chase Bank

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc.
                          and ABN AMRO Incorporated (the "Underwriters"), are acting as principals in this transaction.
                          MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated March 12, 2004 (the "Agreement"), between Merrill Lynch & Co., Inc.
                          (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                          Underwriters                                                   Principal Amount of the Notes
                          ------------                                                   -----------------------------

                          Merrill Lynch, Pierce, Fenner & Smith                                         $351,820,000
                                      Incorporated
                          HSBC Securities (USA) Inc.                                                      $3,590,000
                          ABN AMRO Incorporated                                                           $3,590,000
                                                                                                          ----------
                                                           Total                                        $359,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the
                          Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue
                          Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:    0.2500%

Dated:                    March 12, 2004
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